Exhibit 99.1

PICCOLO INTERNATIONAL UNIVERSITY
PROVIDES UPDATE ON ACCREDITATION

Scottsdale, AZ – June 8, 2009 – Piccolo Educational Systems, Inc. (PEDU.OB), dba Piccolo International University (PIU), today provided an update on the status of its application for accreditation from the Distance Education Training Council (DETC.)

“DETC has informed us of certain actions required to meet our objective of completing the accreditation process for PIU,” said Dr. Laura Palmer Noone, chief executive officer of Piccolo International University.  “We are pleased that after considerable work by our staff, the remaining requirements are relatively minor in nature, and we are closing in on our goal of receiving accreditation.”

Palmer Noone said management expects the process will be completed within six months.

The DETC review process includes submission of an in-depth self-evaluation report; review of all courses by subject matter experts; survey of students, graduates, state departments of education, federal agencies, Better Business Bureaus, and other official bodies; and an on-site inspection.  Additional information about the DETC is available at www.detc.org.

About PIU

Piccolo International University is an international online provider of postsecondary education services, offering undergraduate degree programs and certificates in business disciplines, including accounting, digital marketing, finance, marketing, real estate investing, and small business management, as well as undergraduate and graduate degree programs and certificates in construction management and technology.  It is committed to providing an academically rigorous educational experience with a focus on entrepreneurial education for small business owners, as well as career-oriented programs that meet the objectives of working adults interested in changing or enhancing their careers.  Piccolo International University degrees are highly career focused, specialized programs in disciplines that are emerging or underserved in the online environment.  For more information about Piccolo International University visit www.OnlinePIU.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, completion of the accreditation process within six months, are based on current plans and expectations. Accordingly, actual results may differ materially from these statements due to risks and uncertainties beyond the company’s control, which are detailed from time to time in its filings with the United States Securities and Exchange Commission.

# # #